Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

(2025)

This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of September 22, 2025 (the “Grant Date”) by and between Myers Industries, Inc., an Ohio corporation (the “Company”), and Samantha Rutty, an employee (the “Employee”) of the Company or one or more of its Subsidiaries.

WHEREAS, the Company has heretofore adopted the Myers Industries, Inc. 2024 Long-Term Incentive Plan, as amended from time to time (the “Plan”); and

WHEREAS, it is a requirement of the Plan that a Restricted Stock Unit Award Agreement be executed to evidence the Restricted Stock Units (“Stock Units”) awarded to the Employee.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree as follows:

1.
Grant of Stock Units. The Company hereby grants to the Employee an Award of 19,221 Stock Units on the terms and conditions set forth herein and in the Plan. Each Stock Unit represents an unfunded, unsecured right of the Employee to receive the payment of one share of Stock (a “Share”) on the date that payment is made with respect to the Stock Unit.

2.
Rights and Restrictions with Respect to Stock Units.

(a)
The Stock Units granted pursuant to this Agreement represent an unfunded and unsecured obligation of the Company, and the Employee shall have no rights with respect to the Stock Units other than those of a general creditor of the Company. Prior to the issuance of Shares as payment with respect to the Stock Units, the Employee shall have no rights of ownership in or to the Shares underlying the Stock Units and shall not be deemed the beneficial owner of such Shares.

(b)
Except as otherwise provided in this Agreement, none of the Stock Units may be sold, exchanged, transferred, pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of the Employee to any party (other than the Company or a Subsidiary or affiliate thereof), or assigned or transferred by the Employee otherwise than by will or the laws of descent and distribution or to the Employee’s Beneficiary upon the death of the Employee.

3.
Vesting of the Stock Units.

(a)
Subject to Section 3(b), the Stock Units subject to this Agreement shall vest in two equal installments on the first and second anniversaries of the Grant Date (each such date, a “Vesting Date”); provided, however, that, if earlier, any outstanding but unvested Stock Units shall become immediately vested upon any of the following “Acceleration Events”: (i) termination of the Employee’s employment with the Company and its Subsidiaries by reason of the Employee’s death, Disability (as defined below), or Retirement (as defined below), or (ii) termination of the Employee’s employment with the Company and its Subsidiaries without Cause (as defined herein unless defined in any written agreement or severance plan between the Company and the Employee in effect at the time of such termination of employment) if by the Company or for Good Reason (as defined herein unless defined in any written agreement or severance plan between the Company and the Employee in effect at the time of such termination of employment) if by the Employee, in either case following a Change of Control of the Company.

(b)
In the event of a termination of the Employee’s employment with the Company and its Subsidiaries for any reason other than an Acceleration Event, the Stock Units that have not vested as of the date of such termination shall be immediately and automatically forfeited to the Company without notice for no consideration.

(c)
For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity that prevents the Employee from performing the Employee’s duties for a total of one hundred eighty (180) days in any twenty four (24) month period, and “Retirement” shall mean the Employee’s voluntary termination of employment after attaining age sixty (60) and completing at least five (5) years of service.

4.
Payment and Issuance of Shares.

(a)
General Provision. On each Vesting Date or, if earlier, within thirty (30) days following an Acceleration Event (each such date, a “Payment Date”), the Company shall make a payment to the Employee of one Share for every Stock Unit that became vested as of such Vesting Date or Acceleration Event, as applicable (and with respect to which a payment has not previously been made pursuant to this Section 4), as payment with respect to each such vested Stock Unit.

(b)
Dividends. If any dividends are declared on the Shares while the Stock Units subject to this Agreement are outstanding, the Company shall make a payment to the Employee on each Payment Date with respect to each Stock Unit that became vested as of the applicable Vesting Date or Acceleration Event, as applicable, in an amount equal to the aggregate amount of dividends that would have been payable to the Employee with respect to each such vested Stock Unit had such vested Stock Unit instead been an issued and outstanding Share on the record date of any such dividends (the “Dividend Equivalent Amount”), but only to the extent that the Dividend Equivalent Amount has not previously been paid to the Employee with respect to such vested Stock Unit. At the Company’s discretion, payment of the Dividend Equivalent Amount may be made in cash or in Shares having a Fair Market Value on the Payment Date equal to the Dividend Equivalent Amount.

(c)
Manner of Delivery. At the Company’s election, the Company shall cause the Shares delivered as payment with respect to the vested Stock Units to be evidenced (i) by a book entry account maintained by the Company’s stock transfer agent (the “Transfer Agent”), (ii) by a certificate issued in the Employee’s name, or (iii) by delivery to the Employee’s individual share holdings account in the Company’s equity plan manager’s system (“Employee’s Account”).

(d)
Shareholder Status. Upon the earliest of (i) the date the Shares are evidenced in a book entry account maintained by the Transfer Agent, (ii) the date a certificate for the Shares is issued in the Employee’s name, or (iii) the date the Shares are delivered to the Employee’s Account, the Employee shall be a shareholder with respect to the Shares and shall have all of the rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive any dividends and other distributions paid with respect to the Shares.

(e)
Mandatory Holding Period. The Employee shall maintain beneficial ownership of all Shares delivered as payment with respect to vested Stock Units, less any Shares disposed of in order to satisfy tax withholding requirements, until the earlier to occur of the first anniversary of the Vesting Date of such Stock Units or the Employee’s termination of employment for any reason. For purposes hereof, beneficial ownership shall be determined in accordance with Section 16 of the Exchange Act.

(f)
Cash Payment Election. Notwithstanding anything to the contrary herein, following a Change of Control of the Company, the Company or its successor, at its election, may elect to make any payment required to be made to the Employee pursuant to this Section 4 in cash rather than Shares.

5.
Taxes. The Employee shall be required to pay to the Company or any Subsidiary or affiliate of the Company, and the Company or any Subsidiary or affiliate of the Company shall have the right and is hereby authorized to withhold, from any cash, Shares or other securities or other property deliverable under this Award or from any other compensation or other amounts owing to the Employee, the amount (in cash, Shares, other securities or other property) of any required withholding taxes in respect of the Award or any payment or transfer under the Award and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

6.
No Right to Employment. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Subsidiaries or interfere with or restrict in any way with the right of the Company or any such Subsidiary to terminate the Employee’s employment at any time for any reason whatsoever, with or without Cause.

7.
Acknowledgement and Section 409A Compliance.

(a)
The Employee acknowledges that neither the Company nor any of the Company’s affiliates, officers, shareholders, employees, agents or representatives has provided or is providing the Employee with tax advice regarding the Stock Units subject to this Agreement or any other matter, and the Company has urged the Employee to consult with the Employee’s own tax advisor with respect to the tax consequences associated with the Stock Units subject to this Agreement.

(b)
It is intended that this Award of Stock Units comply with Section 409A of the Code, and this Award and the terms of this Agreement shall be interpreted and administered in a manner consistent with such intent, although in no event shall the Company have any liability to the Employee if this Award or the terms of this Agreement are determined not to comply with Section 409A of the Code. For purposes of this Agreement, termination of employment means a “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h).

(c)
Whenever payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment may be made within thirty (30) days after the Acceleration Event), the actual date of payment within the specified period will be determined solely by the Company.

(d)
If the Employee is a “specified employee” within the meaning of Section 409A of the Code at the time of the Employee’s “separation from service” within the meaning of Section 409A of the Code, then any payment otherwise required to be made to the Employee under this Agreement on account of the Employee’s separation from service, to the extent such payment (after taking into account all exclusions applicable to such payment under Section 409A of the Code) is properly treated as deferred compensation subject to Section 409A of the Code, shall not be made until the first business day after (i) the expiration of six (6) months from the date of the Employee’s separation from service, or (ii) if earlier, the date of the Employee’s death.

(e)
The Employee’s right to receive each installment of Stock Units shall be treated as separate payments for purposes of Section 409A of the Code.

8.
Cause and Good Reason. For purposes of this Agreement, the terms “Cause” and “Good Reason” shall have the following meanings:

(a)
“Cause” means: (i) the commission by the Employee (evidenced by a conviction or written, voluntary and freely given confession) of a criminal act constituting a felony involving fraud or moral turpitude; (ii) the repeated failure of the Employee to follow the reasonable directives of the Employee’s superiors after having been given written notice thereof; or (iii) commission by the Employee of any act, which both (A) constitutes gross negligence or willful misconduct and (B) results in material economic harm to the Company or has a materially adverse effect on the Company’s operations, properties or business relationships.

(b)
“Good Reason” means the occurrence of one or more of the following conditions arising without the consent of the Employee: (i) a material diminution in the Employee’s annual base salary; (ii) a material diminution in the Employee’s duties and responsibilities; or (iii) a material change in the geographic location at which the Employee must perform the Employee’s duties. In order for a condition to constitute Good Reason, the Employee must provide written notification to the Company of the existence of the condition within forty-five (45) days of the initial existence of the condition (or within forty-five (45) days following the Employee actually becoming aware of such condition, if later), upon the notice of which the Company shall have a period of thirty (30) days during which it may remedy the condition. Furthermore, to constitute a Good Reason, the Employee must voluntarily terminate employment with the Company within one hundred eighty (180) days following the initial existence of the condition (or within one hundred eighty (180) days following the Employee actually becoming aware of such condition). The parties agree that “Good Reason” will not be deemed to have occurred merely because the Company becomes a subsidiary or division of another entity following a Change of Control.

9.
Incorporation of Provisions of the Plan. All of the provisions of the Plan pursuant to which the Stock Units are granted are hereby incorporated by reference and made a part hereof as if specifically set forth herein, and to the extent of any conflict between this Agreement and the terms contained in the Plan, the Plan shall control. To the extent any capitalized terms are not otherwise defined herein, they shall have the meanings set forth in the Plan.

10.
Invalidity of Provisions. The invalidity or unenforceability of any provision of this Agreement as a result of a violation of any state or federal law, or of the rules or regulations of any governmental regulatory body, shall not affect the validity or enforceability of the remainder of this Agreement.

11.
Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the parties hereto.

12.
Interpretation. All decisions or interpretations made by the Committee with regard to any question arising under the Plan or this Agreement as provided by Section 3 of the Plan, shall be binding and conclusive on the Company and the Employee.

13.
Multiple Counterparts. This Agreement may be signed in multiple counterparts, all of which together shall constitute an original agreement. The execution by one party of any counterpart shall be sufficient execution by that party, whether or not the same counterpart has been executed by any other party.

14.
Governing Law. The validity, construction, and effect of this Agreement, and any rules and regulations relating to this Agreement, shall be determined in accordance with the laws of the State of Ohio, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed, and the Employee has hereunto set the Employee’s hand, all as of the day and year first above written.

MYERS INDUSTRIES, INC.

By: /s/ Aaron Schapper___________________________

Its: President & Chief Executive Officer

EMPLOYEE

/s/ Samantha Rutty______________________________

Samantha Rutty